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                                                                    EXHIBIT 3.16

                               CVG LOGISTICS, LLC

                      LIMITED LIABILITY COMPANY AGREEMENT

      THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made by Commercial Vehicle Group, Inc., a Delaware corporation (the "Member"), as of the 28 day of October, 2004.

                              W I T N E S S E T H:

      WHEREAS, the Member desires to cause to be filed with the Delaware Secretary of State a Certificate of Formation in respect of CVG Logistics, LLC (the "LLC"), a limited liability company to be formed under the laws of the State of Delaware; and

      WHEREAS, the Member desires to enter into this Agreement as to the affairs of the LLC and the conduct of its business, and the Member intends that this Agreement constitute the "limited liability company agreement" of the LLC, within the meaning of that term as defined in the Delaware Limited Liability Company Act, Delaware Code Title 6, Section 18-101, et seq. (the "Act");

      NOW, THEREFORE, it is agreed and stated as follows:

      Section 1. Formation: Member. The LLC shall be and is formed upon (a) the execution of the Certificate of Formation by Jeff Vogel as the authorized representative of the Member (the "Authorized Representative"), substantially in the form of Exhibit A attached hereto and made a part hereof (the "Certificate of Formation"), and (b) the filing of the Certificate of Formation with the Delaware Secretary of State. The Member hereby approves and ratifies the completion, execution, delivery and filing of the Certificate of Formation by the Authorized Representative on behalf of the Member and the LLC. The Member shall be the sole "member" of the LLC, as defined in the Act. Whether under this Agreement, under any other agreement or obligation by which the LLC and/or the Member may be bound, or pursuant to applicable law, any action or inaction taken or omitted to be taken by or with the consent of the Member shall bind the LLC. The Member may delegate such power and authority, including, without limitation, the delegation of such power and authority to persons appointed as officers of the LLC.

      Section 2. Term. The term of the LLC shall commence with the filing of the Certificate of Formation with the Delaware Secretary of State. The LLC shall continue in perpetuity, unless and until the Member consents in writing to dissolve the LLC. Upon dissolution, the LLC shall be wound up and terminated as provided in the Act, and the Member shall have the authority to wind up the LLC. No event described in Section 18-304 of the Act (entitled "Events of Bankruptcy") involving the Member shall cause the Member to cease to be a member of the LLC, and the provisions of Section 18-801 of the Act (entitled "Dissolution") shall not apply to the LLC.

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      Section 3. Capital Contributions. The Member shall determine the amounts, forms and timing of capital contributions required of the Member.

      Section 4. Tax Matters. So long as the LLC has only one member, the LLC shall be disregarded as an entity separate from its member, in accordance with Sections 301.7701-1, -2 and -3 of the regulations promulgated under the Internal Revenue Code of 1986, as amended, and the provisions of Section 18-503 of the Act (entitled "Allocation of Profits and Losses") shall not apply to the LLC.

      Section 5. Distributions. Distributions of cash or property under circumstances not involving the liquidation of the LLC, if any, shall be within the discretion of the Member as to amount, form and frequency, subject to
Section 18-607 of the Act (entitled "Limitations on Distribution"). Upon the liquidation of the LLC, the Member shall have power to liquidate or to distribute in kind any and all of the assets of the LLC, and the proceeds of any such liquidation shall be applied and distributed in accordance with Section 18-804 of the Act (entitled "Distribution of Assets").

      Section 6. General Provisions.

      (a) No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed as existing for the benefit of any creditor of the LLC or as being enforceable by any party not a signatory hereto. There shall be no third party beneficiaries of this Agreement.

      (b) Entire Agreement. This Agreement constitutes the entire "limited liability company agreement" of the LLC within the meaning of the Act and contains the entire understanding, agreement and statement of the Member upon the subject matter of this Agreement and may only be amended, changed or waived in a writing signed by the Member. The Member acknowledges that the provisions of the Act shall govern the affairs of the LLC and the conduct of its business, except as provided in this Agreement.

      (c) Provisions Binding. This Agreement shall inure to the benefit of and be binding upon the Member and the Member's successors and assigns.

      (d) Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.

            IN WITNESS WHEREOF, the undersigned officer of the Member has duly executed this Limited Liability Company Agreement of CVG Logistics, LLC, effective as of the date and year first above written.

                                             COMMERCIAL VEHICLE GROUP, INC.
                                             (a Delaware corporation)

                                             By: /s/ Jeff Vogel
                                                 -------------------------------
                                             Printed Name: Jeff Vogel
                                             Its: Corporate Controller

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